ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-1
$ 209,433,212 6.50% Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   2,783,933     254,507     160,671    4.36%    3,004,673    6.59%
 Feb-2000   2,614,933     239,427      63,601    1.84%    2,870,942    6.69%
 Mar-2000   2,811,237     225,263     131,335    4.06%    2,390,122    5.95%
 Apr-2000   2,860,441     210,035      61,840    2.07%    1,916,322    5.14%
 May-2000   2,249,799     194,541      35,820    1.28%    2,012,331    5.85%
 Jun-2000   2,648,211     182,355      94,787    3.67%    2,024,236    6.37%
 Jul-2000   2,280,473     168,010      23,936    1.00%    1,871,982    6.36%
 Aug-2000   2,130,129     155,658     (22,383)  -1.01%    1,844,078    6.76%
 Sep-2000   2,219,500     144,119     (14,288)  -0.70%    1,693,212    6.76%
 Oct-2000   2,011,639     132,097       7,997    0.43%    1,557,540    6.76%
 Nov-2000   1,977,783     121,201       6,398    0.38%    1,453,310    6.90%
 Dec-2000   1,783,429     110,488      (2,736)  -0.18%    1,506,351    7.82%
          ____________ ___________ ___________
   Totals  28,371,505   2,137,701     546,978

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.